UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1: On December 14, 2011, Biglari Holdings Inc. issued the following press elease:

FOR IMMEDIATE RELEASE

A COMPARISON OF SARDAR BIGLARI AND CHARLES JONES

SAN ANTONIO, TX — December 14, 2011 — Biglari Holdings Inc. (NYSE: BH) believes that the choice for director at the upcoming 2011 Annual Meeting of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) is clear.  Biglari Holdings has nominated Sardar Biglari, its Chairman and Chief Executive Officer, to replace Charles E. Jones, Jr., who has been a director for 30 years and serves as Chairman of Cracker Barrel’s Compensation Committee. Cracker Barrel’s executive compensation programs have been assailed by Glass Lewis. When one views the qualifications of Messrs. Biglari and Jones, as abstracted from the companies’ respective proxy statements, the urgent need for change at the Board level is readily apparent:

EXPERIENCE COMPARISON — BIGLARI VS. JONES

Sardar Biglari		Charles Jones

Chairman and Chief Executive Officer of Biglari Holdings (approx. 20,000 employees through subsidiaries)

Chairman and Chief Executive Officer of Steak n Shake Operations, Inc. (490 stores with approx. $700 million in sales)

Chairman and Chief Executive Officer of Western Sizzlin Corp. (90 stores)

Chairman and Chief Executive Officer of Biglari Capital Corp., the general partner of the The Lion Fund, L.P., a private investment fund

Director of CCA Industries, Inc., a manufacturer and marketer of health and beauty aids (NYSE AMEX: CAW)
	Leadership Experience	Chairman and Chief Executive Officer, Corporate Communications, Inc., a public relations firm (approx. 35 employees Source: Dun & Bradstreet, Inc.)

Extensive track record of allocating capital for both Biglari Holdings and the Lion Fund; Chartered Financial Analyst (CFA)	Financial Experience	Former Director of Research and financial analyst at J.C. Bradford & Co. (35 years ago), a stock brokerage firm; Chartered Financial Analyst (CFA)

Deep-rooted understanding of the restaurant industry and heavy experience in restaurant turnarounds through his revitalization of Steak n Shake. Extensive experience in analyzing, investing, owning, and running restaurant companies.
	Industry Experience	Extensive knowledge and experience in the industry as a former restaurant analyst (35 years ago) and as a long-standing member of the Cracker Barrel Board of Directors

Glass Lewis has dismissed the Board’s rhetoric that Mr. Biglari has a conflict of interest by stating that Cracker Barrel’s position embodies an accusation “typical of an entrenched board during a proxy fight.”  However, Glass Lewis questions Charles Jones’ level of independence, stating, “[It is] hard to call [Mr. Jones] ‘independent.’” Mr. Jones is Chairman and CEO of a public relations firm that provides services to Cracker Barrel.  For the last two years shareholders have attempted to reform corporate governance at Cracker Barrel by simply withholding votes for Mr. Jones (25.1% in 2010 and 26.3% in 2009). However, the other directors have failed to address shareholder concerns. It unfathomable to us that the Board adjudges Mr. Jones fit to serve as Chair of its Compensation Committee. In Glass Lewis’ words, Mr. Jones’ work as Committee Chair is marred by “an unreasonably low bonus target in the executive compensation structure and a weak link between executive pay and performance,” both “hallmarks of an entrenched board.” Under Mr. Jones’ leadership, the Compensation Committee paid bonuses to senior executives in 2008 even though performance targets were unmet. Mr. Jones’ and the Committee’s solution was to lower the performance thresholds for incentive compensation in 2009, and then again in 2010-2011 to $90 million of operating income, a level unseen by the Company since 1994. The argument that target is set low for tax deductibility is unsound because there is no reason to set bonus at such a low level — namely, 45% below the prior year’s operating income.

In the final analysis, this election comes down to who is best suited to represent shareholders, the true owners of Cracker Barrel. Biglari Holdings is the largest shareholder of the Company owning approximately 10% of the shares. Charles Jones, despite his 30 years on the Board, currently owns significantly less than 1%, with more than three-quarters of his shares having been granted to him rather than purchased on the open market. Sardar Biglari, whose interests are aligned with all shareholders, is seeking just one seat out of eleven. Who better to represent shareholders, to challenge the status quo, and to work to maximize value for all shareholders, then a true owner?

By returning the GOLD proxy card today, you are voting to put an end to the lack of experience, independence and ownership mentality that, in our view, are preventing Cracker Barrel from realizing its full potential.

* * *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 2.  The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com:

FOR IMMEDIATE RELEASE

A COMPARISON OF SARDAR BIGLARI AND CHARLES JONES

SAN ANTONIO, TX — December 14, 2011 — Biglari Holdings Inc. (NYSE: BH) believes that the choice for director at the upcoming 2011 Annual Meeting of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) is clear.  Biglari Holdings has nominated Sardar Biglari, its Chairman and Chief Executive Officer, to replace Charles E. Jones, Jr., who has been a director for 30 years and serves as Chairman of Cracker Barrel’s Compensation Committee. Cracker Barrel’s executive compensation programs have been assailed by Glass Lewis. When one views the qualifications of Messrs. Biglari and Jones, as abstracted from the companies’ respective proxy statements, the urgent need for change at the Board level is readily apparent:

EXPERIENCE COMPARISON — BIGLARI VS. JONES

Sardar Biglari		Charles Jones

Chairman and Chief Executive Officer of Biglari Holdings (approx. 20,000 employees through subsidiaries)

Chairman and Chief Executive Officer of Steak n Shake Operations, Inc. (490 stores with approx. $700 million in sales)

Chairman and Chief Executive Officer of Western Sizzlin Corp. (90 stores)

Chairman and Chief Executive Officer of Biglari Capital Corp., the general partner of the The Lion Fund, L.P., a private investment fund

Director of CCA Industries, Inc., a manufacturer and marketer of health and beauty aids (NYSE AMEX: CAW)
	Leadership Experience	Chairman and Chief Executive Officer, Corporate Communications, Inc., a public relations firm (approx. 35 employees Source: Dun & Bradstreet, Inc.)

Extensive track record of allocating capital for both Biglari Holdings and the Lion Fund; Chartered Financial Analyst (CFA)	Financial Experience	Former Director of Research and financial analyst at J.C. Bradford & Co. (35 years ago), a stock brokerage firm; Chartered Financial Analyst (CFA)

Deep-rooted understanding of the restaurant industry and heavy experience in restaurant turnarounds through his revitalization of Steak n Shake. Extensive experience in analyzing, investing, owning, and running restaurant companies.
	Industry Experience	Extensive knowledge and experience in the industry as a former restaurant analyst (35 years ago) and as a long-standing member of the Cracker Barrel Board of Directors

Glass Lewis has dismissed the Board’s rhetoric that Mr. Biglari has a conflict of interest by stating that Cracker Barrel’s position embodies an accusation “typical of an entrenched board during a proxy fight.”  However, Glass Lewis questions Charles Jones’ level of independence, stating, “[It is] hard to call [Mr. Jones] ‘independent.’” Mr. Jones is Chairman and CEO of a public relations firm that provides services to Cracker Barrel.  For the last two years shareholders have attempted to reform corporate governance at Cracker Barrel by simply withholding votes for Mr. Jones (25.1% in 2010 and 26.3% in 2009). However, the other directors have failed to address shareholder concerns. It unfathomable to us that the Board adjudges Mr. Jones fit to serve as Chair of its Compensation Committee. In Glass Lewis’ words, Mr. Jones’ work as Committee Chair is marred by “an unreasonably low bonus target in the executive compensation structure and a weak link between executive pay and performance,” both “hallmarks of an entrenched board.” Under Mr. Jones’ leadership, the Compensation Committee paid bonuses to senior executives in 2008 even though performance targets were unmet. Mr. Jones’ and the Committee’s solution was to lower the performance thresholds for incentive compensation in 2009, and then again in 2010-2011 to $90 million of operating income, a level unseen by the Company since 1994. The argument that target is set low for tax deductibility is unsound because there is no reason to set bonus at such a low level — namely, 45% below the prior year’s operating income.

In the final analysis, this election comes down to who is best suited to represent shareholders, the true owners of Cracker Barrel. Biglari Holdings is the largest shareholder of the Company owning approximately 10% of the shares. Charles Jones, despite his 30 years on the Board, currently owns significantly less than 1%, with more than three-quarters of his shares having been granted to him rather than purchased on the open market. Sardar Biglari, whose interests are aligned with all shareholders, is seeking just one seat out of eleven. Who better to represent shareholders, to challenge the status quo, and to work to maximize value for all shareholders, then a true owner?

By returning the GOLD proxy card today, you are voting to put an end to the lack of experience, independence and ownership mentality that, in our view, are preventing Cracker Barrel from realizing its full potential.

* * *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 3: On December 14, 2011, Biglari Holdings Inc. delivered the following previously published letters to shareholders of Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc.

Presented by
BIGLARI HOLDINGS INC.

TABLE OF CONTENTS

Letters to Shareholders*
December 9, 2011	1
November 14, 2011	13
September 12, 2011	23

*Copyright © 2011 by Sardar Biglari
All Rights Reserved

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN & CEO

December 9, 2011

Dear Fellow Stockholders:

In my last letter to you, as of November 14, I expressed my views on Cracker Barrel in a 10 page letter.  The letter supplied you with the information I felt was necessary to judge the operating performance of Cracker Barrel. The Board in its further responses has sent shareholders several missives including what I believe to be many logical fallacies — i.e., argumentum ad hominem — that predominantly attack me rather than my ideas. The Board, led by Chairman Woodhouse, is diverting your attention from Cracker Barrel’s lugubrious operating performance. Their record speaks for itself, and no rhetoric can conceal the facts. Let’s review the Board’s performance by repeating a few salient truths which over the last seven years have marred its decisions:

•	The Board has spent $615 million in capital, yet operating profit over the same time period declined!
•	Customer traffic declined 26 out of the last 29 quarters.
•	Customer traffic declined a cumulative 15%.
•	Operating income per store declined by a cumulative 13%.

These are not my opinions; they are facts. Reality-based facts are all one needs to know to assess the operating performance of the Board. It is difficult, almost impossible, to argue against bare facts.

To fix a faulty trend is, first, to admit that the results have not been satisfactory. But Ms. Cochran writes in her December 2 letter, “Given our long-term track record of success, including outperforming Knapp-Track on traffic and sales for 18 of the past 21 quarters, we are not a ‘broken company.’” The only phrase I agree with in her statement is that Cracker Barrel is not a broken company. But her failing to acknowledge the truth that traffic has been negative in 26 out of the last 29 quarters and instead state that the Company has had a “long-term track record of success” is a clear, overt overstatement. I believe the Board is skirting a valid admission that the brand has not lived up to its potential.  Simply put, these facts demonstrate that Cracker Barrel has not had a “long-term track record of success.”

Consequently, this proxy contest is a referendum on the Company’s poor operating performance.  Plainly, Cracker Barrel is an A+ brand but has failed to achieve an A+ performance.

Instead of focusing on a defense on their own performance, Chairman Woodhouse and his Board attempt in a shareholder presentation to discredit my operational performance at Steak n Shake by asserting quite erroneously that I have “slashed operational investment at Steak n Shake – focused only on [the] short-term.” This statement is categorically misleading and mischaracterizes the facts. On the contrary, I have made significant operational investments: I have increased spending in training, product quality, menu innovation, improved ambiance, among other customer-centric enhancements. The real test is how Steak n Shake has performed; on that objective assessment, both top line and bottom line soared. Our record speaks for itself. Here are a few dominant and conspicuous facts from the time I assumed control:

•	Customer traffic increased a cumulative 28%.
•	Customer traffic has been up 11 consecutive quarters.
•	Pre-tax earnings went from a loss of $33 million in 2008 to a gain of $38 million in 2010.
•	Operating income per store has increased every year.

But this contest is not about Steak n Shake. It’s about Cracker Barrel’s failing to perform up to its potential. Because we are professional investors and have deep operations experience, we are convinced that with the right board direction Cracker Barrel can do much better and deliver far higher shareholder returns.

* * *

In my prior letter I compared Cracker Barrel’s shareholder returns to those of a widely used index, the S&P Restaurant Index, a capitalization-weighted index of the restaurant companies in the S&P 500 Index. The S&P Restaurant Index is the one I have used for our own company. While the Board also compares itself to the S&P 500 Index, it objects to my comparing Cracker Barrel to the restaurant companies within the S&P 500 Index.  Instead, the Board prefers the S&P 600 Restaurant Index.

It is important to note that judging a company according to a peer group invites disagreement, for reasonable, knowledgeable parties can readily reach divergent views in determining the appropriate group of peers. Notwithstanding, in our judgment, the S&P 1500 Restaurant Index (which includes Cracker Barrel) with an aggregate market capitalization of approximately $176 billion is a more appropriate benchmark than the S&P 600 Restaurant Index, which has an aggregate market capitalization of approximately $10 billion.  Accordingly, we believe that the S&P Restaurant Index and S&P 1500 Restaurant Index are better representations of the performance of the restaurant industry.  To make the comparisons even more equitable, we have done the assessment on both market capitalization-weighted and equal-weighted basis. The equal-weighted indices negate the effect of constituents with larger market capitalizations.

Relative Shareholder Returns
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index	22.9%	70.3%	103.5%	202.8%	333.6%
S&P 600 Restaurant Index	(4.4%)	30.2%	(7.6%)	11.8%	90.3%
S&P 1500 Restaurant Index	21.5%	70.2%	82.0%	150.4%	260.4%

Relative Shareholder Returns - Equal Weight
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index (Equal Weight)	31.6%	156.9%	162.2%	245.0%	392.8%
S&P 600 Restaurant Index (Equal Weight)	0.6%	43.2%	1.9%	26.8%	143.2%
S&P 1500 Restaurant Index (Equal Weight)	8.3%	66.8%	34.3%	74.4%	200.0%
All share prices used to calculate Total Shareholder Return and market capitalization are as of September 30, 2011.
The data has been prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1979-2011 - Index Data Source: Copyright Standard and Poor’s, Inc., a division of McGraw Hill.  Used with permission. All rights reserved.

Exhibit A contains further information on the aforementioned indices, including the identities of the companies that constitute these indices. We believe we have supplied you with all the relevant information you need to arrive at your own conclusion.

* * *

Another area in which the Board presents mixed messages is on directors’ qualifications necessary to serve on the Board. The Board has told you that it takes issue with appointing me because it finds conflict in appointing a “director who was a director or officer of another restaurant company.” Yet an officer of Cracker Barrel, Vice President Walter Tyree, is currently sitting on the board of CEC Entertainment, the operator of Chuck E. Cheese’s restaurants. We suspect that the Board and management did not take issue with Mr. Tyree’s sitting on the board of CEC Entertainment because it is quite commonplace for a director or officer of one restaurant company to sit on the board of another. In fact, in roughly 50% of all publicly traded restaurant companies, a board member is also a director or officer of another restaurant firm. In some cases, the same individual sits on three boards of restaurant companies. Again, to make sure you have been supplied with facts, I have enclosed for your knowledge on Exhibit B the information on these situations.

 In addition, the Board laid out in its own proxy statement the qualifications it is seeking in a director: “We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and multiple perspectives.” It added, “As a company that relies upon the strength of our brand, we seek directors who are familiar with the restaurant and retail industries.” I believe I have the exact qualifications laid out in Cracker Barrel’s own proxy: (1) CEO-level experience leading an organization of 20,000 plus employees, (2) turnaround and restaurant experience, and (3) capital markets and board level experience.  Furthermore, we are the largest owners of the Company with an ownership of just under 10% — a multiple of the amount of stock owned by all the directors and officers of Cracker Barrel combined.

* * *

The Board continuously states that I am seeking control. On the contrary, we filed a regulatory requirement with the Federal Trade Commission (FTC) and the Department of Justice. As part of our FTC filing we specifically wrote to Cracker Barrel and provided a copy to the FTC stating that “Biglari Holdings is not seeking to acquire control of Cracker Barrel.” Furthermore, under Tennessee law, there are strict anti-takeover laws. I have included in Exhibit C excerpts of the statutes. In the face of these facts, the Board keeps on asserting that I am seeking control.

In my last letter to you, I discussed investments in which we owned in excess of 5%, filed a Schedule 13D with the SEC, and exited these investments in transactions that unlocked value for all shareholders — i.e., Western Sizzlin Corp., Friendly Ice Cream Corp., Fremont Michigan InsuraCorp, Inc. and Penn Millers Holding Corp. In addition to these closed 13D positions, there are currently three ongoing 13D investments (Biglari Holdings, CCA Industries, Inc. and ITEX Corporation, the latter two are trading below our cost basis).  The purpose of my discussion was not simply to highlight winning investments but to convey to you that not all my investments are made with the ultimate goal of gaining control; our goal is to maximize profit. We believe our position as a significant shareholder of the referenced companies enabled us to exert varying degrees of influence. (I am Chairman and CEO of Western and a director of CCA Industries.) In essence, my past investments demonstrate the flexibility of my investment approach which is dynamic and reliant on a variety of factors.

Of course, I cannot guarantee future performance in Cracker Barrel or in any investment. Besides stating the obvious, you should also recognize clearly that I am only seeking one board seat out of eleven on the Board of Cracker Barrel; even if I win, there is no assurance that my ideas would be implemented. However, I certainly anticipate that my involvement will advance thinking, raise expectations, and begin a process for the owners to earn an adequate return on their investment.

* * *

The annual meeting of stockholders for Cracker Barrel can be a highly productive turning point for the Company’s customers, employees, and shareholders. It is time for ownership to be properly represented on the Board. I lay my reputation on the line that I am in the stock for the long run, that I have your best interests in mind, and that I will do my best to help improve Cracker Barrel’s operating performance.

It is imperative that you vote and return only the GOLD proxy card. Do not mail the white proxy card sent to you by the Company.

I look forward to serving you as a productive steward of your capital.

Sincerely,

Sardar Biglari

EXHIBIT A

Relative Shareholder Returns
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index	22.9%	70.3%	103.5%	202.8%	333.6%
S&P 600 Restaurant Index	(4.4%)	30.2%	(7.6%)	11.8%	90.3%
S&P 1500 Restaurant Index	21.5%	70.2%	82.0%	150.4%	260.4%
Relative Shareholder Returns - Equal Weight
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index (Equal Weight)	31.6%	156.9%	162.2%	245.0%	392.8%
S&P 600 Restaurant Index (Equal Weight)	0.6%	43.2%	1.9%	26.8%	143.2%
S&P 1500 Restaurant Index (Equal Weight)	8.3%	66.8%	34.3%	74.4%	200.0%

	Number of Constituents	Cumulative Market Cap ($ Billions)
S&P Restaurant Index	5	156.6
S&P 600 Restaurant Index	16	10.4
S&P 1500 Restaurant Index	26	176.0

Notes

The S&P Restaurant Index is a widely used capitalization-weighted index of the restaurant companies in the S&P 500 Index. Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”) in its November 21, 2011 letter compared itself to the S&P 500 Index but not to the restaurant companies in the S&P 500 Index. Instead, Cracker Barrel compared itself to the S&P 600 Restaurant Index. We believe the S&P Restaurant Index and the S&P 1500 Restaurant Index are more appropriate benchmarks than the S&P 600 Restaurant Index. As disclosed above, the 16 companies that comprise the S&P 600 Restaurant Index have an aggregate market capitalization of only $10.4 billion, of which Cracker Barrel represents approximately 8.8%. In contrast, the S&P 1500 Restaurant Index is comprised of 26 companies with aggregate market capitalization of $176.0 billion, of which Cracker Barrel represents only approximately 0.5%. Accordingly, we believe that the S&P Restaurant Index and S&P 1500 Restaurant Index are broader representations of the performance of the restaurant industry.

Cracker Barrel is a constituent of both the S&P 1500 Restaurant Index and the S&P 600 Restaurant Index. All share prices used to calculate Total Shareholder Return and market capitalization are as of September 30, 2011.

The S&P Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 500 Index. The S&P Restaurant Index is comprised of Darden Restaurants Inc., Chipotle Mexican Grill Inc., McDonald’s Corp., Starbucks Corp., and Yum! Brands Inc.

The S&P 600 Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 600 Index. The S&P 600 Restaurant Index is comprised of BJ’s Restaurants Inc, Biglari Holdings Inc., Buffalo Wild Wings, CEC  Entertainment Inc., Cracker Barrel Old Country Store Inc., DineEquity Inc., Jack in the Box Inc., O’Charleys Inc., PF Chang’s China Bistro Inc., Papa John’s Intl Inc., Peets Coffee & Tea Inc., Red Robin Gourmet Burgers, Ruby Tuesday Inc., Ruth’s Hospitality Group, Inc., Sonic Corp. and Texas Roadhouse.

The S&P 1500 Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 1500 Index. The S&P 1500 Restaurant Index is comprised of all companies included in the S&P Restaurant Index and S&P 600 Restaurant Index, as well as Bob Evans Farms, Brinker Intl Inc., Cheesecake Factory Inc., Panera Bread Co., and The Wendy’s Company.

The S&P Restaurant Index (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P Restaurant Index, but each company in such index is weighted on an equal basis. The S&P 600 Restaurant Index  (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P 600 Restaurant Index, but each company in such index is weighted on an equal basis. The S&P 1500 Restaurant Index (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P 1500 Restaurant Index, but each company in such index is weighted on an equal basis.

The data has been prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1979-2011 - Index Data Source: Copyright Standard and Poor’s, Inc., a division of McGraw Hill. Used with permission. All rights reserved.

EXHIBIT B: PUBLICLY TRADED RESTAURANT COMPANIES WHOSE DIRECTORS SERVE AS
THE DIRECTOR OR OFFICER OF ANOTHER RESTAURANT COMPANY

Following is a list of restaurant companies traded on the New York Stock Exchange or Nasdaq that have one or more directors who serve as a director or officer of another restaurant company. All information presented herein is based solely on information made publicly available in filings with the Securities Exchange Commission.

Publicly-traded restaurant companies listed on the NYSE or NASDAQ – as of 12/1/2011.

Publicly-traded restaurant companies listed on the NYSE or NASDAQ – as of 12/1/2011.

EXHIBIT C

Following are provisions of the Tennessee Business Combination Act and Tennessee Control Share Acquisition Act referenced in the attached letter.  These provisions are excerpts from these statutes and are qualified in their entirety by reference to the full text of such statutes.

Tennessee Code

Business Combination Act

48-103-203.  Part definitions.

  As used in this part, unless the context otherwise requires:
…

(11) "Interested shareholder," when used in reference to any resident domestic corporation, means any person (other than such resident domestic corporation or any subsidiary of such resident domestic corporation) that:

      (A)  (i) Is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding voting stock of such resident domestic corporation; or

         (ii) Is an affiliate or associate of such resident domestic corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding stock of such resident domestic corporation;
…

(17) "Share acquisition date," with respect to any person and any resident domestic corporation, means the date that such person first becomes an interested shareholder of such resident domestic corporation;
…

48-103-205. Business combination prohibited for five-year period -- Exceptions.

Notwithstanding any other applicable provisions which may be contained in the Tennessee Business Corporation Act, compiled in chapters 11-27 of this title, or other Tennessee statutes to the contrary, no resident domestic corporation shall engage in any business combination, or vote, consent, or otherwise act to authorize a subsidiary of the resident domestic corporation to engage in any business combination, with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with any interested shareholder of such resident domestic corporation or any affiliate or associate of such interested shareholder for a period of five (5) years following such interested shareholder's share acquisition date unless:

     (1)  Such business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of such resident domestic corporation prior to such interested shareholder's share acquisition date, and the proposed business combination satisfies any additional applicable requirements imposed by law and by the charter or bylaws of such resident domestic corporation; or

     (2)  The business combination is not subject to regulation under this part by virtue of the provisions of § 48-103-207.

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Control Share Acquisition Act

48-103-302. Part definitions.

As used in this part, unless the context otherwise requires:
…

(3)  (A) "Control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. All shares acquired within ninety (90) days and all shares acquired pursuant to a plan to make a control share acquisition shall be deemed to have been acquired in the same acquisition for purposes of this subdivision (3);
…

(4)  "Control shares" means shares which, but for the provisions of this part, would have voting power with respect to shares of a corporation that, when added to all other shares of the corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, except by virtue of a revocable proxy or written consent, would entitle that person, immediately upon acquisition of the shares, to exercise or direct the exercise of voting power of the corporation in the election of directors within any of the following ranges of voting power:

          (A)  One fifth (1/5) or more but less than one third (1/3) of all voting power;

          (B)  One third (1/3) or more but less than a majority of all voting power; or

          (C)  A majority or more of all voting power;

provided, that "control shares" includes such shares only to the extent to which their acquisition causes the acquiring person to exceed any threshold of voting power set forth above for which approval has not been obtained previously pursuant to § 48-103-307;
…

(6) "Interested shares" means the shares of a corporation which are owned, or with respect to which an irrevocable proxy is held, by:

      (A) An acquiring person;

      (B) Any officer of the corporation; or

      (C) Any employee of the corporation who is also a director of the corporation;
…

48-103-303. Voting rights generally.

Control shares of a corporation that are acquired in a control share acquisition shall have only such voting rights as shall be conferred pursuant to § 48-103-307.

48-103-307. Shareholder approval of voting rights.

Control shares acquired in a control share acquisition shall have the same voting rights as all other shares of the same class or series only if approved by resolution of the corporation’s shareholders at an annual or special meeting convened pursuant to § 48-103-306. Such resolution must be approved at such meeting by the holders of a majority of all of the shares entitled to vote generally with respect to the election of directors except interested shares, which shall not be entitled to vote with respect to such resolution. If no such resolution is approved, such shares shall regain their voting rights upon transfer to another person unless such transfer constitutes a control share acquisition by the acquiror, in which case the voting rights of such shares shall be subject to the provisions hereof. Sections 48-17-104 and 48-17-208 shall not apply to the shareholder approval contemplated by this part.

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN & CEO

November 14, 2011

Dear Fellow Stockholders:

I want to share with you our plans to improve Cracker Barrel for the benefit of all stockholders. The upcoming annual meeting of stockholders will be your first opportunity to vote for a director not tied to the Company's Board. I am running for just one board seat out of an eleven member board, and only with your support will I be able to join Cracker Barrel's Board of Directors. This proxy contest is about placing the largest owner on the Board — with about a 10% stake — to present creative ideas as well as to elevate expectations, performance, and disclosure, all in the pursuit of creating substantial and sustainable shareholder value. This letter is specifically intended to impart our principles, philosophy, and plans on how I seek to create value for all owners. In short, I am providing you information that I would want to know if our roles were reversed. I appreciate your reading this crucial letter in its entirety and then your supporting me by voting the Gold proxy. Your vote — and, in fact, every vote — matters. Assuredly, I want to earn every single vote.

Maximizing Per-Share Value.  The ideas I will advocate throughout this letter are centered on the long-term value of the business. I have made a commitment to own Cracker Barrel stock for the long term, and my allegiance therefore is to the long-term stockholders of Cracker Barrel. We begin with the fundamental premise that the value of a business is derived from its future cash flows. The intrinsic value of a business is calculated by discounting net cash flows at an appropriate interest rate. Thus, by maximizing the production of long-term cash flows and judiciously reallocating capital to earn high returns on invested capital, intrinsic value is maximized. Invariably, if per-share intrinsic value increases, the stock price will eventually follow suit. Here is the fundamental framework on which we base our ideas.

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Cracker Barrel’s performance during Founder Danny Evins’ era was stellar. However, since Michael Woodhouse became Chairman and CEO, that is, ever since Mr. Evins was no longer involved with the Company, the underlying store-level operating performance has been deteriorating. Instead of restoring the formerly successful store-level performance, Mr. Woodhouse has spent over $600 million in capital over the past seven years while over the same time span operating profit declined!

Cracker Barrel Capital Allocation Record ($ in thousands)
	2005	2006	2007	2008	2009	2010	2011	2005 – 2011 Change
Revenues	$ 2,190,866	$ 2,219,475	$ 2,351,576	$ 2,384,521	$ 2,367,285	$ 2,404,515	$ 2,434,435	$ 243,569
Growth Per Year	–	1.3%	6.0%	1.4%	(0.7%)	1.6%	1.2%	–
Operating Income	$ 168,821	$ 161,796	$ 168,145	$ 150,775	$ 142,239	$ 164,668	$ 167,181	$ (1,640)
Growth Per Year	–	(4.2%)	3.9%	(10.3%)	(5.7%)	15.8%	1.5%	–
Capital Expenditures	$ 124,624	$ 89,715	$ 96,538	$ 88,027	$ 68,104	$ 70,132	$ 77,962
Cumulative Capital Expenditures (7 Year Period): $ 615,102
Source: As Reported in SEC Filings

Thus, the irony has been that capital expenditures, approved by the Board, have increased overall sales, but have failed to increase overall profit. It is a truism that sales growth is not tantamount to value growth. Therefore, the Company must stop spending capital for growth and start investing it for profit. After all, it is easy to spend money to open new units. The trick and triumph are to achieve unit profit both sufficient and sustainable without a diminution of performance in existing stores. Because of the deteriorating operating performance of Cracker Barrel, the Board should have rejected Mr. Woodhouse’s unsound decision to plow money into new openings; rather, the attention should have been directed to addressing the underlying problems. To the contrary, management has been running a much larger company with more stores in its domain, while denying shareholders the opportunity to earn higher returns through better execution.

The principal reason unit-level performance has been dismal is that unit-level customer traffic has been declining. Customer traffic is the performance metric that measures the number of patrons who walk through existing units that have been open at least eighteen months and thus excludes the impact of new openings. But to add customers through the addition of new units while simultaneously losing customers through existing units is a somber pathway towards value destruction. On this important measure, customer traffic has been consecutively negative in each of the past seven years.

Cracker Barrel Customer Traffic
	Q1	Q2	Q3	Q4	FY
2005	(0.9%)	(0.9%)	(1.4%)	(0.4%)	(0.9%)
2006	(4.2%)	(1.6%)	(3.3%)	(4.0%)	(3.2%)
2007	0.2%	(0.7%)	(1.4%)	(1.1%)	(0.7%)
2008	(1.1%)	(2.3%)	(3.3%)	(4.5%)	(2.9%)
2009	(6.5%)	(4.6%)	(3.7%)	(3.8%)	(4.6%)
2010	(1.4%)	(2.3%)	(1.6%)	0.1%	(1.2%)
2011	0.5%	(1.5%)	(2.6%)	(4.2%)	(2.0%)

Cumulative					(14.6%)
Source: As Reported in SEC Filings

Since Mr. Woodhouse became Chairman in 2004, he has overseen 25 out of 28 quarters of diminished customer traffic. There are currently about 960 customers, on average, that go through each unit per day, nearly 190 fewer than seven years ago. If management could have maintained traffic/per unit, then there would be an additional 40 million customer visits per year throughout the entire chain. With an average check per customer of $9.22, that is about $370 million of annual revenue left on the table. Thus, it is clear to us that driving customer traffic profitably to existing stores — and leveraging fixed restaurant-level costs — maximizes value more than any other concept.

For years Mr. Woodhouse has made increasing customer traffic a priority but has failed to attain that goal. In fact, he said in 2005, “[I]n this industry when traffic goes negative, all of the bottom line leverage goes against you as opposed to for you.” Because of his failure, we welcomed the recent appointment of a new CEO. However, that news arrived with a questionable move: the Board’s decision to retain Mr. Woodhouse as Executive Chairman in a role that he says centers his attention on “menu strategy,” an area in which we believe he has floundered.

To quantify the magnitude of mismanagement, here is the operating income on a per unit basis for the last seven years along with the fiscal 1998 year as a reference point:

Cracker Barrel Operating Income Per Store ($ in thousands)

	1998	2005	2006	2007	2008	2009	2010	2011
Operating Income	$164,909	$168,821	$161,796	$168,145	$150,775	$142,239	$164,668	$167,181
No. of Stores	357	529	543	562	577	588	593	603
Operating Income Per Store	$462	$319	$298	$299	$261	$242	$278	$277
Percentage Change		(31.0%)	(6.6%)	0.3%	(12.7%)	(7.3%)	14.9%	(0.4%)

Source: As Reported in SEC Filings Note: Percentage change in operating income per store for 2005 determined by reference to 1998.

In 1998 Founder Danny Evins was Chairman and CEO whereas Mr. Woodhouse was simply an officer of Cracker Barrel. After Mr. Woodhouse became both Chairman and CEO, the business fundamentals have decayed. Mr. Woodhouse in essence has produced the same level of profit with 603 stores that Mr. Evins did with 357 stores.  If Mr. Woodhouse could have simply returned the Company to the productive level achieved in fiscal 1998, there would be an additional $110 million in operating profit, and we estimate $1 billion added in market value or the doubling of the current stock price.

Strategy. Cracker Barrel has been in dire need of a turnaround for many years. Naturally, the serious problem that necessarily must be addressed and then repaired is the continuous degradation of unit-level performance. Therefore, improving Cracker Barrel’s core operations is the greatest lever by which the Company can maximize its value. To elevate store-level sales and profits requires the Board’s and management’s undivided attention. Our plan calls for a moratorium on the expansion of new stores. Clearly, shareholders would have been better off if the Board had rejected new openings so all of management’s focus would have homed in on existing units to avert the value destruction. In our view, opening new units when current ones are losing traffic is strategically flawed. Why continue to open new ones, when management cannot channel an increment in customer traffic through existing ones?

We believe the combination of a flawed strategy and poor execution has prevented Cracker Barrel’s enhancement of value. In fact, the recent comments by management reinforce our definitive position. On September 13, 2011, top leadership told shareholders on the Company’s most recent earnings conference call that customer traffic declined more than expected, registering a minus 4.2%. Moreover, management opined that we should anticipate that fiscal 2012 will sink to another year of decline in customer traffic. Concurrent with those announcements, shareholders were informed that the Company will spend approximately $50 million on opening new units. In our estimation, the Board and management are committing three sins: (1) expecting (not averting) an eighth consecutive year of decline in customer traffic, (2) fixating on opening new units instead of addressing the problems in existing ones, and (3) allocating $50 million of shareholder money when far more lucrative options exist on a risk-adjusted basis.

Boosting customer traffic profitably has been an area in which I have had extensive experience. For instance, in a company Biglari Holdings owns, Steak n Shake, I led the successful turnaround. Steak n Shake is a nearly 500 unit fast-food chain that primarily sells burgers and shakes. When we took over the chain in the summer of 2008 in the midst of the Great Recession, Steak n Shake was struggling through 13 consecutive quarters of declines in same-store sales and losses sank to around $100,000 per day. The first declaration I verbalized was that the company was no longer going to be in the excuse business, blaming external factors such as the economy, weather, etc.; rather, I set high expectations, and with a new sense of purpose we took Steak n Shake to greener pastures. Because of the commitment, dedication, and perseverance of my approximately 20,000 associates, we had one of the most significant turnarounds in the restaurant industry. I am presenting Steak n Shake’s numbers since we assumed control to demonstrate quite simply that even in the worst of economic times a company can be resuscitated to deliver robust results. There is absolutely no reason why Cracker Barrel, with its brand strength, cannot do better.

Customer Traffic
	Steak n Shake						Cracker Barrel
	Q1	Q2	Q3	Q4	FY		Q1	Q2	Q3	Q4	FY
2009	(0.9%)	7.8%	13.4%	20.0%	10.1%	2009	(6.5%)	(4.6%)	(3.7%)	(3.8%)	(4.6%)
2010	23.0%	7.4%	9.6%	8.6%	10.6%	2010	(1.4%)	(2.3%)	(1.6%)	0.1%	(1.2%)
2011	3.5%	5.2%	4.8%	5.4%	4.8%	2011	0.5%	(1.5%)	(2.6%)	(4.2%)	(2.0%)
Cumulative					27.6%	Cumulative					(7.6%)

Source: As Reported SEC Filings

By the end of the first year of the Steak n Shake turnaround, we reversed the losses and began to earn $100,000 per day. Shortly thereafter we received from Nations Restaurant News the coveted Golden Chain Award in 2010, an accolade annually given to only a few top chains. Incidentally, Danny Evins received the Award in 1993, a period in which the Company thrived, including during the recession of 1990-91. Now is the time for Cracker Barrel to once more win the Golden Chain Award.

A sine qua non for succeeding in any turnaround is for leadership to raise expectations. On September 13, 2011 Cracker Barrel’s Board and management had the opportunity to do exactly that by embarking on a new journey of high performance. Instead, what we shareholders heard was long on rhetoric — a list of activities the Company is undertaking — but short on expectations with a dubious punch line: Shareholders should brace for another year of decline in customer traffic. How can the Company turn around if the Board and management believe that it will not?

If management believes that the business is going to generate fewer customers, then that is exactly what management will get. Strong leadership knows that expectations cascade from the board level all the way down to the store level. It is imperative for top leadership to have a clear vision of aspirational expectations to attract top performers to join in on the mission. It’s in the Board’s and management’s control to effect the kind of creative, forward-looking change to implement and power the business forward regardless of the growth rate of the economy. Cracker Barrel leadership must stop condemning the economy, travel season, and gas prices for its results and start looking inward to understand why its core business has been fading.

While I believe Cracker Barrel’s best days can be in front of it, undoubtedly a requisite for its future is dynamic and dedicated leadership to transform the business. I am calling for new, divergent, enterprising thinking. Based on our history, we believe that much can be improved in product, menu, operations, marketing, and supply chain management. What I bring to the scene is an entrepreneurial, owner- and operations-centric approach.

To thrive through all economic seasons, Cracker Barrel must have an extremely strong value proposition that resonates with consumers. The Company must operate on a simple principle: great value for customers translates into great results for shareholders.

Furthermore, my perspective of Cracker Barrel differs from that of the current Board. I view Cracker Barrel as a brand that should ultimately be global. Cracker Barrel is one of the strongest brands, yet it has been an underutilized asset. I would advocate the exploration of ideas to maximize brand value through methods that do not consume significant cash in order to produce it, e.g., international franchising and licensing. The retail business of Cracker Barrel should not be restricted to its company-operated stores; rather, selected products could be distributed through other retailers. To reach more consumers in an effective, profitable way is to license Cracker Barrel products to third parties to generate retail royalties. The Cracker Barrel brand can reach more consumers through supermarkets, which most American households must frequent, whereas not all of them will enter a Cracker Barrel store in the coming year. Licensing will aid in making the brand ubiquitous and top of mind. We favor noncapital intensive strategies that leverage the Cracker Barrel brand to generate high-return, annuity-like cash flow.

Capital Allocation. When determining where to direct capital, management should evaluate all options and then place capital based on the highest return after compensating for relevant risks. In our view, the Board has not vetted and prioritized capital allocation alternatives, a mistake which has led to suboptimal decision-making. The Board erred in approving the current strategic plan to spend $50 million to open new units in fiscal 2012. The math is simple: The cost of a new unit including land, building, and preopening expenses is between $3.5 million to $4.7 million. Let’s think of the contrast between building a new unit and buying back an existing unit, effectively done via share repurchases.

You are an owner of the Company, meaning that you are a part owner of every one of the current 608 Cracker Barrel units. For instance, we own nearly 10% of the Company; thus, our economic stake is akin to owning 100% of 60 Cracker Barrel stores. And in a share repurchase, or buyback, a company buys shares from existing stockholders with remaining holders owning a larger proportionate stake in the company. A share repurchase is tantamount to the Company’s buying back existing units for the benefit of remaining shareholders.

Cracker Barrel’s current market value is about $1 billion and has an enterprise value (total market value of stock plus debt less cash) of around $1.5 billion. With 608 units, the market value per store is $1.6 million, and the enterprise value per store is $2.5 million. Even if we allow management the benefit of the doubt that a new unit will cost at the lower end of the investment range of $3.5 million yet produce sales/profits that are in line with existing units, their ability to purchase existing units at a valuation of $2.5 million is far superior on a return basis and is even higher after factoring in the execution risk of a new unit. Thus, why invest shareholders’ money on a new unit whose return is uncertain, when a certain return exists?

Needless to say, Cracker Barrel’s intrinsic value exceeds its market value, and with the value-enhancing initiatives we propose, we believe the price-to-value relationship would further improve. Therefore, in our judgment, the present is an opportune time to repurchase shares in order to reduce the number of Cracker Barrel shares outstanding. Placing $1 for an immediate $2 in present value is clearly safe and superior.

We are fully aware that the Company’s credit agreement prevents it from repurchasing more than $65 million of its stock. (It’s clear to us that the cap was agreed to because the Board did not actually intend to implement a true buyback program; rather, it falsely linked option dilution to share repurchases and thus limited the amount to $65 million consistent with prior year policies.) Because of the cap, impact of dilution, and management’s own statements, perhaps only around $30-40 million will be used to reduce shares outstanding. In other words, 3-4% of the shares outstanding would be reduced at current prices. A low 3% reduction in the Company’s shares even at a discount of 50% from intrinsic value would produce a mere 1.5% gain in per-share value. The prior self-imposed limitation should not result in an inferior capital allocation decision such as new store openings. As a board member, I would hasten to fix what I believe to be the Board’s mistake in agreeing to a low cap. I intend to discuss avenues which would improve the flexibility in the credit agreement to allow for greater share repurchases.

Cracker Barrel’s real estate is a source of great value. In my estimation, about two-thirds of the Company’s enterprise value rests in real estate, making Cracker Barrel more of a real estate company than a restaurant company, a retail company, or any other type of company. I plan to explore thoroughly all options and work with the Board to espouse more pathways to assist the Company to capitalize on current stock undervaluation with the objective of closing the gap between price and value as well as to augment that value.

Incidentally, the owned real estate has boosted operating income margin because of the absence of having to pay rent. Moreover, its operating income margin appears more favorable in relation to its peers because most restaurant companies lease rather than own their real estate. I believe that the Company’s operating income margin would be almost halved if Cracker Barrel leased all its properties, demonstrating how the core operations have underperformed because management has stumbled in its responsibilities.

Corporate Governance. In our view, the transition model of appointing the outgoing CEO as Executive Chairman to apprentice or season the incoming CEO makes sense only if the performance of the outgoing CEO has been laudatory. However, as we have demonstrated, Mr. Woodhouse has failed operationally yet the Board has now appointed him Executive Chairman. He remains in charge of important aspects of the business, including “menu strategy, brand reputation and issues management.” Any new CEO with a different sense of direction from the former CEO’s would be quite reluctant to debate openly about alterations in strategy while facing a predecessor who emotionally is committed to the past. We believe the Board’s decision is simply bad governance and bad business.

We think the lack of ownership of the Board has been a factor in the Company’s lack of accountability. No Board member has laid out any meaningful money to purchase Cracker Barrel stock as you or I have done.  To think and act like an owner, one should be an owner. The acid test is if you posit that Cracker Barrel were a private company, would you picture Mr. Woodhouse to continue in a leadership position after reviewing operating results during his tenure?

Compensation. We believe in excellent pay for excellent performance. But the Board has designed a flawed compensation system, one with a low bar for achievement. Cracker Barrel’s proxy statement reads, “For 2011, executive officers were eligible to receive a bonus of up to 200% of target (target being median reflected by our peer group) if operating income met or exceeded $90 million. Once eligibility was established, the Compensation Committee retained discretion to set bonus payments within the eligible range based upon such factors as the Committee, in its discretion, deemed appropriate.”

To put in context the absurdity of the $90 million bonus target, Cracker Barrel has not had operating income below $90 million in any year since 1994! Why would a Board set eligibility at a level unseen in nearly 20 years? Paying executives bonuses even if the current operating income declines by 45% not only is inappropriate but also sends the wrong message throughout the organization, particularly when the Company espouses in its proxy disclosures that “we have a strong ‘pay for performance’ philosophy.” Paying bonuses as shareholders suffer epitomizes a failed compensation program.

Furthermore, the Board’s pattern of disclosure on pay along with a lack of adherence to its own program is troubling. In 2008, the Board paid bonuses even though the target was not achieved; instead, shareholders were told the bonuses were paid for “morale and retention purposes.” Then, the bar was lowered in 2009 with no rationale provided. At the time the SEC raised the problem of the lack of disclosure on bonuses, specifically, concealing performance targets. The Company argued unsuccessfully to keep the information private on the basis that it was “highly confidential and competitively sensitive.” Then, in 2010 and 2011 the bar for bonus eligibility was set at an absurdly low level of $90 million of operating income. Now for fiscal 2012, the Company has once again failed to disclose the threshold for bonus eligibility. Needless to say, shareholders are not given a proxy that is clear and concise.

We believe the person most responsible for compensation programs is the Chairman of the Compensation Committee, Charles Jones. Unfortunately, Mr. Jones also happens to be a supplier to Cracker Barrel as he provides public relations services. The direct amount paid by the Company to Mr. Jones for public relations services may not be significant; but indirect and collateral benefits to Mr. Jones may be significant. For instance, he could leverage the Cracker Barrel account to gain other business accounts. It is not the amount of extra remuneration that gives us concern over Mr. Jones’ level of independence; rather, it is the combination of the relationship, his oversight of ill-defined, ill-designed, ill-disclosed compensation programs, and most important his evident failure to heed shareholders’ unease over his serving as Chair of the Compensation Committee. In the last two annual meetings, Mr. Jones received a withhold vote of 25.1% in 2010 and 26.3% in 2009, yet the Board has not taken corrective action to address shareholder concerns. Shareholders who reject directors in that magnitude should have had their voices heard. We plan to do the work the Board has left undone — by unseating Mr. Jones. By your voting our Gold proxy card, you are voting me in and Mr. Jones out.

Financial Transparency. I have written about Cracker Barrel’s failure to provide shareholders detailed data on both segments of the business — restaurant and retail — and I will refer you to my past writings. As an update since my last letter to you, the Company has begun for the first time to disclose gross margin data on the retail segment of the business, a move management previously had resisted, proving that our presence is assisting all shareholders. Lucidly, furnishing gross margin data is a step in the right direction. But they have not gone far enough. Cracker Barrel should take the high road to accounting disclosure to install basic, reasonable, non-competitive information so that owners can evaluate the business properly and accurately. For instance, Mr. Woodhouse stated in the 2010 annual report, “Retail sales accounted for almost 24 percent of total sales six years ago. In 2010 retail sales, as a percent of total sales, were 20.5 percent. We are striving and intend to achieve that higher level again.” To judge the value of his goal, one must ferret out the data to assess leadership’s effectiveness in managing and allocating resources. I would seek to work diligently to change the policies surrounding financial disclosure so shareholders would be treated the way they should be, as true partners in the business who are knowledgeable about the operations.

Shareholder Returns. Cracker Barrel’s stock price relative to the restaurant industry as measured by the S&P Restaurant Index has been negative on both near- and long-term bases. The Board’s record, led by Chairman Woodhouse, in our view, is dismal when considering the strength of the brand.

Relative Shareholder Returns
Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.8%)	63.6%	10.6%	27.3%	111.9%
S&P Restaurant Index	22.9%	70.3%	103.4%	202.7%	333.6%

Note: All share prices used to calculate Total Shareholders Returns are as of September 30, 2011.
Source: Standard and Poor’s and Research Data Group, Inc.; Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

An undermanaged, underperforming business will typically be undervalued. Cracker Barrel is no exception. We believe the stock of Cracker Barrel is significantly undervalued largely as an offshoot of a combination of strategic, operational, cultural, and governance blunders. The brand has tremendous value as demonstrated by the Company’s historical performance to generate prodigious cash inflows. However, in our view, value has not been maximized because the Board has failed to hold management accountable, failed to grow customer traffic for seven straight years, failed to maintain or grow per unit profit over the same period, failed to allocate capital efficiently, and failed to capitalize on the full potential of the brand. The right leadership in the boardroom along with the right management team could dispel the problems and unlock the inherent value in the brand.

Improving unit-level performance, generating free cash flow, optimizing real estate strategy, repurchasing shares, adding new revenue sources, paying-for-performance, bettering financial transparency, constructing  a more accountable governance board — these and other enhancements we have in mind to inject verve into and to augment the value of the Company. My objective is to obtain representation on the Board and to explore all avenues to elevate the utmost value for the benefit of all shareholders. However, with the present Board, it is our view that the stock will languish. The time to act is now, with a sense of urgency in pursuit of substantial value creation.

Investment Record. I have been a moneymaker for my shareholders at Biglari Holdings, for my partners at The Lion Fund, L.P., and for the shareholders of many of the companies I have influenced. I am providing more background for your knowledge of my investment returns on companies that I have affected in varying degrees, each requiring a different approach, but all are now closed positions (or soon to be with Penn Millers Holding Corp.). In each case value was unlocked for the benefit of all stockholders.

Investment Record
Company	Approx. Holding Period (Yr.)	Total Return

Western Sizzlin Corp. ………………………......	3.5	101.0%
Friendly Ice Cream Corp… ………………….....	1.0	77.4%
Fremont Michigan InsuraCorp, Inc. …………..	2.0	77.0%
Penn Millers Holding Corp. …………………....	0.5	39.3%

While I cannot guarantee your performance in the stock of Cracker Barrel, I can assure you that if I am elected I will do my utter best to protect your investment with firm determination to persuade the other Board members to take value-enhancing actions. This proxy contest is about my gaining one board seat out of eleven to share ideas in order to advance the value for all shareholders; it is not about control. Naturally, I would seek additional board seats if the members stonewall ideas or take actions that are counter to shareholder interests. But my hope is that once the proxy fight concludes, the Board will work productively for the benefit of all stockholders.  Rest assured, while my plan is to work cooperatively with the other directors, I will never forget that I work for you, the true owners of Cracker Barrel.

* * *

I hope to see you at the annual meeting, a gathering for shareholders to learn more about the Company. Annual meetings represent another window into the culture of the organization shaped by top leadership. Unfortunately, even on this mark, the Board sends the wrong message: Cracker Barrel has chosen to hold its upcoming meeting during Christmas week on December 20, 2011. While we will attend the meeting regardless of date or time, it is not the way shareholders should be treated. It is time to change the ethos of the Company to one that cares about shareholders and respects their money and their time.

We encourage you to share your views with us through our website at www.enhancecrackerbarrel.com, which we have created to communicate with you on important and pertinent matters regarding Cracker Barrel.

In the final analysis, Cracker Barrel is an A+ brand that has failed to achieve an A+ performance. In my judgment, the only reason it has not risen to stellar performance stems from failed leadership. We are not alone in being disenchanted with the performance of the Company; other shareholders have expressed to us a similar degree of disappointment. I would not be spending my time and energy if I did not think Cracker Barrel would have far higher potential with a change in the boardroom.

I look forward to serving as a steward of your capital.

Sincerely,

Sardar Biglari

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN & CEO

September 12, 2011

Dear Fellow Stockholders:

We are owners of 9.3% of the outstanding common stock of Cracker Barrel Old Country Store, Inc., making us the largest shareholder of the Company. Over the last several months I have spent time with the Board and management to understand their approach to the business and to their shareholders — and it has become increasingly clear to us that top leadership has shaped a culture that lacks, inter alia, accountability, transparency, and stock ownership. I believe that the Cracker Barrel Board has failed to perform up to the Company’s potential. My aim was to join the Board of Cracker Barrel to share my expertise and experiences — all in an endeavor to create substantial and sustainable shareholder value for all owners. But my efforts to work with the Board have been fruitless. Therefore, I am turning to you, the true owners of the Company.

I am a firm believer that achieving top-level corporate governance and enhancing long-term value require placing shareholders on the board who possess substantial holdings along with relevant business experience. This requirement ensures the proper coalescence of interests between the board and the shareholders. To put it succinctly, the Board of Cracker Barrel cannot relate to you or me as the owners of the Company because the directors have not made financial commitments on the same basis as we owners. Instead of paying for stock, the directors have been granted stock and stock options. Thus, they resemble employees not owners.

To quantify my point, I have invested about $100 million in the stock of Cracker Barrel whereas the entire Board since 2003 has spent a total of $251,600 in purchasing stock in the open market. In 2010 each of the Board members, with the exception of the Chairman, was compensated $200,651 on average. To be truly independent, in our view, is not to allow the director fees to become a significant portion of one’s annual income. Over the past four years directors as a group have been remunerated a total of $6.4 million, excluding the Chairman/CEO’s compensation, a robust $32.8 million. At a minimum the Board members could have used a portion of their own compensation to purchase shares as you and I have done.

Needless to say, I have the same agenda as you, the enhancement of stockholder value. But since current Board members do not have much equity in the Company, their incentives, in my judgment, center on pay, perks, and prestige. In contrast, ours center on performance. Plainly, we think and act like owners because we are owners. By law directors have a duty to represent owners. Who better to represent owners than a true owner?

In addition to their lack of ownership we are concerned by the actions of current leadership, as exemplified by its lack of financial transparency. I recently wrote the Board about the lack of disclosure surrounding the two businesses of Cracker Barrel — restaurant and retail (i.e., the gift shop).  I will not go over all the details of my concern because I have enclosed a copy of my August 23, 2011 letter to Michael Woodhouse, Chairman and CEO of Cracker Barrel. But I will highlight the problem and my deep concerns. According to an article in September’s Harvard Business Review, “It is a well-known management axiom that what is not measured cannot be managed or improved.” My contention, therefore, is that if the Board and management are correctly reviewing Cracker Barrel’s two businesses — restaurant and retail — and assessing performance properly, then they are failing to report both results to us as owners. But our concern grows from moderate to alarming when management offers us inside information to review specifics on the retail business. After all, every shareholder is entitled to access data on both segments of the Company. Ergo, we are not challenging the Cracker Barrel concept, each store having both a restaurant operation and a retail operation under its roof. However, we are challenging management’s failure to provide detailed data on the two segments.

Further, we find it indefensible that leadership seems to have promoted a culture that views Generally Accepted Accounting Principles (GAAP) as a hurdle in order to deliver the minimum in financial disclosure rather than viewing GAAP as a starting point in order to deliver information that owners need to fully evaluate the performance of Cracker Barrel. We believe the Company should exhibit an ethos that is an exemplar of full disclosure. However, we believe that should a board travel the low road in accounting disclosure, it is a telling sign of its culture, and one that suggests we should be leery of other actions that we as owners cannot inspect from the outside. Absolutely no reason exists for the Board of Cracker Barrel to withhold reasonable, noncompetitive data necessary for shareholders to judge the performance of the business and more accurately estimate its intrinsic value.

For the last several months, I have attempted to gain representation on the Board to address these issues, including the lackluster operating performance of the Company, such as its failure to increase customer traffic in each of the last seven years. Also ill-advised was the strategy of increasing menu prices during the recent recession. But the Board has resisted addressing these concerns. Instead of welcoming us, it appears they have feared changing the status quo into a different, more enterprising culture, one that demands performance. I believe the Board has conjured up arguments to cover and implement its strategy to suit its own agenda. Let me explain.

Biglari Holdings is a vehicle through which I allocate capital in order to own businesses in whole or in part (i.e., stocks of businesses via the stock market). One of the businesses we own in entirety is Steak n Shake, a fast-food chain serving burgers and shakes/drinks, offerings that encompass nearly 80% of the company’s sales. About half the transactions are placed through the drive-thru (including carryout). No objective person would confuse a burger- and shake-centric Steak n Shake with a country-themed, home-style cooking Cracker Barrel. Incidentally, in my first meeting with Mr. Woodhouse, he agreed that we were not direct competitors.  His first reaction was the correct one. However, in a subsequent call, after he learned we were interested in board representation, he changed his mind. Furthermore, after I submitted my letter to Mr. Woodhouse on my intention to be nominated to the Board (a copy of my September 1, 2011 letter is enclosed), the Board immediately issued a press release stating that it rejected my becoming a board member and provided the following explanation:

“Appointing the chief executive officer of a competing restaurant chain, Steak n Shake, to the Cracker Barrel Board would create serious and inappropriate business conflicts of interest. The Board has never in Cracker Barrel’s 42-year history included a director who was a director or officer of another restaurant company, and such appointments would violate the Company’s Corporate Governance Guidelines.”

When the Board of Directors stated that “the Board has never in Cracker Barrel’s 42-year history included a director who was a director or officer of another restaurant company, and such appointments would violate the Company’s Corporate Governance Guidelines,” to me they appear insincere. Because, coincidentally, when the Board made that statement, an officer of Cracker Barrel, Vice President Walter Tyree, was and still is simultaneously sitting on the board of CEC International, the operator of Chuck E. Cheese’s restaurants. Why would the Board think it is inappropriate for any of its members to be an “officer of another restaurant company” yet finds it totally appropriate to have a Cracker Barrel officer sit on the board of another restaurant company?

    We suspect that the Board and management did not take issue with Mr. Tyree’s sitting on the board of CEC International because it is quite commonplace for a director or officer of one restaurant company to sit on the board of another. In fact, in roughly 50% of all publicly traded restaurant companies, a board member is also a director or officer of another restaurant firm. In some cases, the same individual sits on three or more boards of restaurant companies.

    These are the kind of contradictory, unworkable arguments that lead us to look askance at the troublesome turn we think Cracker Barrel’s top leadership has taken. Consequently, in the last several months it has become increasingly clear to us why Cracker Barrel is not achieving its full potential. Plainly, we believe that the Company lacks an ethos that places shareholder interests first as well as espouses a culture of ownership, stewardship, accountability, and high performance.

     Needless to say, I think you would agree that I have higher expectations than the Cracker Barrel Board does, especially towards corporate performance and corporate stewardship. Regardless of all the noise the Company makes over my candidacy, what I can assure you is that my aim coincides with yours: to increase the value of Cracker Barrel. I have done quite well for my shareholders at Biglari Holdings, for my partners at The Lion Fund, L.P., and for the shareholders of companies I have influenced.

     I have experience in analyzing, investing, owning, and running companies successfully. My claim is not to impress you but rather to impress upon you the fact that I have created significant investor wealth.

    To be an effective board member, one must be both motivated and knowledgeable. We are motivated by our $100 million investment — a multiple of the amount of stock owned by all the directors of Cracker Barrel combined — and we are knowledgeable because we have a broad range of experience in business/investments and a deep experience in the restaurant industry.

    The approach the Cracker Barrel Board has taken in resisting us and the length to which it has gone do not display its sophistication but rather, in our view, a lack of good business judgment. The Board is wasting shareholders’ money — lots of it — to implement its entrenchment strategy to resist placing a nearly 10% stockholder on the Board. Cracker Barrel’s Board has hired some of the most expensive lawyers and financial advisors, i.e., Wachtell, Lipton, Rosen & Katz and Goldman, Sachs & Co. (They have also hired Kekst and Company for public relations and Bass, Berry & Sims as additional legal counsel.) We, on the other hand, do not outsource thinking; you can count on the fact that every missive you receive will be penned by me, not by attorneys, advisors, or consultants. For me to deserve your vote, I owe it to you to hear directly from me.

    Our concern over Cracker Barrel’s leadership stems from its poor strategy, poor operating performance, poor financial disclosure, and lack of ownership, which if left uncorrected, in my view, will lead to poor shareholder returns. The time to act is now. The Company has tremendous potential which, in my view, can be exploited under the right leadership. I believe that the power of the brand has covered up Board missteps. The present proxy contest centers on placing a real owner on the Board of a company with an A+ brand that has failed to produce an A+ performance. We blame the Board for mediocrity. The Board should adopt a lesson from the late Sam Walton, “High expectations are the key to everything.” I intend to raise expectations. I plan to be a long-term stockholder of Cracker Barrel, and as a corollary I will advocate ideas on the basis of their long-term impact on the business. I have firm resolve to maximize the value of the business for the benefit of all stockholders.

    Over the coming months, I will be communicating with you regarding details of our plans to improve Cracker Barrel. I follow a simple principle: to provide information to you that I would want to know if our roles were reversed. Today we launched our website, www.enhancecrackerbarrel.com, our primary channel imparting information on vital matters. I encourage you to review the website thoroughly and regularly in order to remain knowledgeable about Cracker Barrel and our plans to enhance the value of your shares.

     I look forward to serving your best interest.

Sincerely,

Sardar Biglari

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

August 23, 2011

Mr. Michael A. Woodhouse
Chairman and CEO
Cracker Barrel Old Country, Inc.
P.O. Box 787
Hartmann Drive
Lebanon, Tennessee 37088

Dear Mike:

Doubtless you know we are owners of 9.3% of the outstanding shares of Cracker Barrel Old Country Store, Inc. As the largest stockholder of Cracker Barrel, we are deeply disturbed over your failure to disclose operating segments for both the restaurant and the retail operations of the business, as mandated by the Securities and Exchange Commission (the “SEC”) in accordance with FASB Accounting Standards Codification 280, Segment Reporting (“ASC 280”). To govern this business effectively, you must separately measure, monitor, and manage both segments — restaurants and retail operations — and by doing so, you are required to provide detailed financials on each of the two segments to all stockholders.

 Cracker Barrel is in two businesses — restaurant and retail. In your most recent Annual Report on Form 10-K, you clearly delineated the two operations by stating that the Company operates “Cracker Barrel restaurants and gift shops…. The restaurants serve breakfast, lunch and dinner.  The retail area offers a variety of decorative and functional items specializing in rocking chairs, holiday gifts, toys, apparel and foods.” In addition, through presentations to investors, you disseminate facts about the two components, two pages of which I have enclosed from your Fact Book (available at http://investor.crackerbarrel.com/results.cfm): on restaurant operations and on retail operations.  Naturally, you distinguished between the two segments, acknowledging that each Cracker Barrel has two separate and substantial businesses — restaurant and retail — under one roof.

 However, the Company’s 10K further states: “Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company manages its business on the basis of one reportable operating segment.” However, I certainly hope you do not “allocate resources and assess performance” based on a solitary, consolidated review of the business. Detailed sub-segment numbers are the ones I would expect you to zero in on when evaluating and managing Cracker Barrel. You would certainly be making a grave managerial blunder if you were failing to measure and master the operations of the duo of segments because of, say, a failure to apportion cost when assessing the performance of both the restaurant and the retail operations.

But I have reason to believe that for internal purposes you do not allocate resources or appraise performance based on consolidated figures. For instance, in the Company’s 10Ks and 10Qs you have consistently broken down revenue between restaurant and retail operations as well as discussed and separated purchasing and inventory management.  Furthermore, you have designed a parallel management structure dividing restaurant management from retail management. From the Company’s 10K: “Each store is assigned to both a restaurant and a retail district manager and each district is assigned to both a restaurant and a retail regional vice president.” In other words, in every unit there is a retail manager who reports to a retail district manager who in turn reports to a retail vice president, and a general manager who reports to a restaurant district manager who reports to a restaurant vice president. (Additionally, you confirmed to me that the general manager does not have authority to terminate the retail manager because that’s the responsibility of the retail district manager — a clear delineation of authority.) The Company also employs both a Senior Vice President in charge of Restaurant Operations as well as a Senior Vice President of Retail. Rationally, the senior management structure further supports the existence of two distinct reportable segments. Under FASB rules, one of the necessities for splitting operating segments is for there to exist a chief operating decision maker — a function, not necessarily a person — and therefore could consist of several individuals who have the ability to apportion resources to and assess the performances of operating segments. To suggest that separate financial information is unavailable to distinct segment managers (and, in turn, to the Company’s CEO or Board of Directors) in order to enable them to perform their essential functions is disingenuous at best and dereliction of duty at worst.

I think we have established as fact that you identify the businesses separately, measure them separately, and manage them separately. But you fail in fully reporting them separately. Admittedly, it is conceivable that you just founder in performing a full evaluation of the two segments and thus have failed to report them in accordance with the rule. Doing so would be a sin of bad judgment, bad business, and bad accounting.

Consequently, reviewing and assessing performance of the restaurant operations apart from the retail operations internally is good business, and reporting entirely on both externally, to all investors, is good accounting. The inclusion of the Company’s restaurant and retail operations as separate reportable segments would meet the objectives set forth in ASC 280-10-1, for by doing so and thereby providing information about the two businesses in which the Company engages would “help users of financial statements do all of the following:  (a) better understand the public entity’s performance; (b) better assess its prospects for future net cash flows; and (c) make more informed judgments about the public entity as a whole.”  Failure to distinguish and divide segments privately and publicly could result in one side of the business subsidizing the other unbeknownst to management or to investors. Plainly, how can we shareholders judge the performance of, say, the restaurant business if you combine with it the operating expenses of the retail business that make up approximately 20% of the Company’s total revenue?

As the largest owner, a professional investor, and an experienced operator, I assure you that disaggregating the financial data of the retail business from the restaurant business is imperative and integral to conducting robust investment analysis. As investors, we must utilize the data concerning the relative profitability of the two operating segments to gain better understanding of the performance of the entire Company and to more accurately estimate its intrinsic value.

When we spoke on August 10, I said that I would require more details on the retail business, such as its direct labor costs, to gauge its performance. In turn, you offered me the opportunity to review inside information. While I absolutely would need data to evaluate the pair of business segments properly and consequently judge the effectiveness of management, I believe the right thing to do is to treat all shareholders equally. Thus, I declined your offer on the basis that I would possess the same advantage as insiders but leave all other stockholders at an informational disadvantage. Such is not the way we operate and such is not the way we want the management of Cracker Barrel to operate.

Furthermore, I remain quite disconcerted about the obvious omission made by you and the Board, namely the Audit Committee. Perhaps most disturbing to me is that you are a former CFO of the Company who has had the opportunity to review the disclosure requirements as well as set policy. In my conversation with you I found it incredible when you stated your belief that the Company was in compliance because in past SEC reviews, the agency did not raise the issue of segment reporting, and that alone, you concluded, validated the accuracy and adequacy of the Company’s reporting. You said, “The SEC has no issues with it.” Larry Hyatt, the Company’s current CFO, even went further when he commented, “In the last two comment letters segment reporting was not raised by the Division of Corporate Finance which means that they are implicitly accepting the disclosures.” These statements were positively shocking.

I question how the Board of Directors, particularly the Audit Committee, would ignore the necessity to ask the probing questions and ensure that the financial reporting to owners reflects the manner in which the Board and management review the business. It is quite unimaginable and unconscionable if the Board has not reviewed segment data. If the Board has reviewed detailed numbers on both restaurant and retail operations, then, we ask, why would the Board members think that shareholders should not be entitled to the same privilege?  If the Board has not done so, how can it be properly fulfilling its fiduciary duty?

I believe you have taken the low road in accounting disclosure and have thereby set the wrong tone at the top, a demonstrable and clear marker of poor corporate governance. Because of your decision not to provide segment reporting, your rationale behind that decision, your offering of confidential data, and your allusions to SEC affirmation — each sufficient reason for concern but which in aggregate paints a troubling picture — I deemed it necessary to apprise you formally, as the Chairman of the Board, so you could immediately inform your fellow Board members and take swift action to rectify the inherent problems. At this juncture, the best course is not to conjure up fallible arguments, e.g., unallocated costs difficult to apportion, among others, but rather, to face the reality that Cracker Barrel is in two businesses, manages them that way, measures them that way, and should report them that way. However, if you think that Cracker Barrel is not in two businesses, then the problem is actually a more serious one because it would communicate to your owners that you do not understand the business you are in.

In the final analysis, you are either not properly measuring the restaurant and retail businesses, and thus you are not properly managing them, or you are measuring/managing them properly but failing to report both operating segments to your owners.

I plan to discuss the matter further in my previously scheduled meeting with Sandy Cochran and Larry Hyatt this Friday.

It is imperative that you remedy this problem as soon as practicable so that Cracker Barrel is in full compliance with the SEC.

Sincerely,

Sardar Biglari

Restaurant Facts

- Store size: 8,900 to 10,000 sq. ft on approximately 2.5 acres of land
- Seats per restaurant: 177-207
- Average number of employees/store: 103
- Average unit volume: $3.23 million
- Average weekly traffic: 6,900
- Average check: $9.02, up 2.0%
- Meal mix
  - Breakfast—23%
  - Lunch--38%
  - Dinner—39%
- Commodity breakdown in FY10
  - Dairy and Eggs 13%
  - Beef 12
  - Poultry 11
  - Pork 10
- Leased vs owned: 400 locations owned, 67.2%
- % on-interstate vs off: 15.1% off-interstate
  - 4 of 11 are off-interstate in FY11
- Hourly turnover: 72%

20

* Source: Cracker Barrel Old Country Store Fact Book (available at http://investor.crackerbarrel.com/results.cfm)

Retail Facts

- Size of retail
  - 20.5% of sales
  - 2,100 square feet
- $396/sq. ft.
- Average unit volume: $.83 million
- Sales categories
  - Apparel: 20%
  - Food: 18%
  - Home: 16%
  - Seasonal: 15%
  - Toys: 13%
- 32% of customers purchase retail
- Second quarter highest retail sales due to Christmas holiday shopping

21

* Source: Cracker Barrel Old Country Store Fact Book (available at http://investor.crackerbarrel.com/results.cfm)

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

September 1, 2011

Mr. Michael A. Woodhouse
Chairman and CEO
Cracker Barrel Old Country Store, Inc.
P.O. Box 787
Hartmann Drive
Lebanon, Tennessee 37088

Dear Mike:

As of today, Biglari Holdings has submitted formal notice under Cracker Barrel’s Bylaws to nominate me to the Company’s Board of Directors at the upcoming annual meeting. We had wanted to avoid what would be a costly and distracting endeavor. Although we are the largest stockholder of Cracker Barrel with an ownership of 9.3% of the outstanding common stock — a multiple of the amount of stock owned by all the directors combined — you have been unwilling to address our concerns and unwilling to place us on the board. Not only did you not invite us, but you rejected the idea and then made an ersatz settlement offer so that others would perceive you as reasonable when in reality you have been unreasonable. In fact your offer was disingenuous. In your settlement offer you afforded us the opportunity to present names of individuals for consideration to the board…provided that these nominees were “unaffiliated with Biglari Holdings or any other restaurant company.”

Let’s contrast those stipulations to the three attributes that the Board laid out in the proxy statement regarding director qualifications that your Nominating and Corporate Governance Committee assesses when nominating directors at the Company’s annual meeting:

Leadership Experience.  We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and multiple perspectives.

Financial Experience.  We believe that an understanding of finance and financial reporting processes is important for our directors.… In addition, accurate financial reporting and auditing are critical to our success and developing shareholder confidence in our reporting processes that are required by the U.S. federal securities laws.

Industry Experience.  As a company that relies upon the strength of our brand, we seek directors who are familiar with the restaurant and retail industries.

Let us attempt to reconcile the Board’s and your diametrically opposed statements on the requirements for board membership. The Board has decided and declared that the incoming directors should be conversant with the restaurant industry. On the other hand, your offer explicitly defined a telling restriction on prospective nominees that they be unaffiliated with “any other restaurant company.”  Either you are seeking directors retired from the restaurant industry who are under the age of 75 (per Cracker Barrel’s governance guidelines), or you are simply searching for excuses to avoid placing your largest stockholder on the Board and in the process contradicting yourself. After all, unlike all other directors on the Cracker Barrel Board, I am the only one who is a CEO of a NYSE-listed company (Leadership Experience), have an extensive professional investment record (Financial Experience), and have exhibited management and turnaround experience in the restaurant industry (Industry Experience). It would appear my qualifications do meet the Committee’s requirements and exceed those of any current member of the Board.

Yet the Board rejects us even though not a single one of its members has outlaid any considerable money in order to own substantial amounts of company stock; in other words, Board members have no real skin in the game. Their lack of ownership naturally explains why they’re spending our money on a proxy fight would not pain them. But it pains us because we are in effect paying over $9 for every $100 you spend. In fact, your actions prove to us that now is the hour to place real owners in the boardroom to deliver real value for all owners.

Sincerely,

Sardar Biglari

*  *  *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a director nominee at the 2011 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 1,996,034 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.